Exhibit (d)(19)

AMENDED & RESTATED

INVESTMENT MANAGEMENT AGREEMENT

STONE RIDGE TRUST

On behalf of each of its series listed on Schedule A hereto

This AMENDED AND RESTATED INVESTMENT MANAGEMENT AGREEMENT, dated and effective as of December 13, 2024 (the “Agreement”), is between Stone Ridge Asset Management LLC, a Delaware limited liability company (the “Investment Manager”), and Stone Ridge Trust, a Delaware statutory trust (the “Trust”), on behalf of each of its series listed on Schedule A (each a “Fund” and collectively, the “Funds”) attached hereto, as may be amended from time to time (“Schedule A”).

WHEREAS, the Investment Manager and the Trust, on behalf of certain of the Funds then-existing, entered into an investment management agreement dated as of July 17, 2024 (the “Original Agreement”); and

WHEREAS, the parties wish to amend the Original Agreement;

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, it is agreed as follows:

1.	Appointment.

The Trust appoints the Investment Manager to provide the investment advisory services to each Fund and to provide or procure the shareholder servicing, administrative, and other services reasonably necessary for the management of each Fund for the period and on the terms set forth in this Agreement, and the Investment Manager accepts such appointment.

2.	Authority and Duties of the Investment Manager.

(a)

Investment Advisory Services. The Investment Manager, or an affiliate of the Investment Manager (“Investment Manager Affiliate”), to the extent permitted by applicable laws, rules and regulatory interpretations, agrees to furnish continuously an investment program for each Fund. In this regard the Investment Manager will manage the investment and reinvestment of each Fund’s assets, determine what investments will be purchased, held, sold or exchanged by each Fund and what portion, if any, of the assets of each Fund will be held uninvested, negotiate and accept custom creation and redemption baskets, and continuously review, supervise and administer the investment program of each Fund.

(a)(i)

The Trust constitutes and appoints the Investment Manager as each Fund’s true and lawful representative and attorney-in-fact, with full power of delegation (to any one or more permitted sub-advisers), in such Fund’s name, place and stead, to make, execute, sign, acknowledge and deliver all subscription and other agreements, contracts and undertakings on behalf of each Fund as the Investment Manager may deem necessary or advisable for implementing the investment program of each Fund by purchasing, selling and redeeming its assets and placing orders for such purchases and sales. Any delegation of duties pursuant to this paragraph shall comply with all applicable provisions of Section 15 of the Investment Company Act of 1940, as amended (the “Investment Company Act”), and the rules thereunder, except to the extent otherwise permitted by any exemptive order of the Securities and Exchange Commission, or similar relief, and requirements under Commodity Futures Trading Commission (“CFTC”) rules and guidance.

(a)(ii)

Each Fund may delegate to the Investment Manager, subject to revocation at the discretion of the Board of Trustees of the Trust, the responsibility for voting proxies relating to such Fund’s portfolio securities pursuant to written proxy voting policies and procedures established by the Investment Manager. Notwithstanding such delegation, with respect to securities issued by an investment vehicle or fund in which such Fund may invest and that is managed by the Investment Manager, or an Investment Manager Affiliate, such Fund will reserve the right, and will not delegate responsibility to the Investment Manager, to vote any proxies relating to such securities, pursuant to applicable law including the Investment Company Act.

(a)(iii)

The Investment Manager agrees that it will discharge its responsibilities under this Agreement with respect to each Fund subject to the supervision of the Board of Trustees of the Trust and in accordance with the terms hereof, the Trust’s Agreement and Declaration of Trust and Bylaws, the investment objectives, policies, guidelines and restrictions of such Fund, the Investment Company Act, the applicable rules and regulations of the Securities and Exchange Commission and other applicable federal and state laws, Rule 6c-11 under the Investment Company Act, the rules and regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), listing standards under the applicable stock exchange, the rules of any self-regulatory organization and any policies determined by the Trust’s Board of Trustees, all as from time to time in effect.

(a)(iv)

Subject to the prior approval of a majority of the Trustees, including a majority of the Trustees who are not “interested persons” of a Fund and, to the extent required by the Investment Company Act and the rules and regulations thereunder, subject to any applicable guidance, exemptive order or interpretation of the Securities and Exchange Commission or its staff, by the shareholders of a Fund, the Investment Manager may, from time to time, delegate to a sub-adviser any of the Investment Manager’s duties under this Agreement, including the management of all or a portion of the assets being managed. In all instances, however, the Investment Manager must oversee the provision of delegated services, the Investment Manager must bear the separate costs of employing any sub-adviser (provided that each Fund will remain responsible for its own expenses, as described in Section 4 below), and no delegation will relieve the Investment Manager of any of its obligations under this Agreement. The Investment Manager agrees that it will not exercise investment power with respect to any investments in equity securities, including any equity securities within the meaning of Rule 13d-1 under the Exchange Act, made on a Fund’s behalf by any sub-adviser retained by the Investment Manager in accordance with this Section 2(a)(iv).

(b)

Shareholder Servicing, Administrative and Other Services. The shareholder servicing, administrative and other services to be provided by the Investment Manager shall include the following for each Fund:

(b)(i)

The Investment Manager shall supervise and coordinate matters relating to the operation of each Fund, including any necessary coordination among the custodian, administrator, fund accountant, and transfer agent, accountants, attorneys, auction agents, exchanges, lead market makers and other parties performing services or operational functions for a Fund.

(b)(ii)

The Investment Manager shall provide, or cause a third party to provide, each Fund, at the Investment Manager’s expense, with adequate personnel, office space, communications facilities, and other facilities necessary for the operations of the Funds as contemplated in this Agreement as well as provide, or cause a third party to provide, each Fund, at the Investment Manager’s expense, with the services of a sufficient number of persons competent to perform such shareholder servicing, administrative and other services as are necessary for compliance with federal securities laws and other applicable laws.

(b)(iii)	The Investment Manager shall maintain or supervise the maintenance by third parties of such books and records of the Funds as may be required by applicable federal or state law.

(b)(iv)

The Investment Manager, or an Investment Manager Affiliate, to the extent permitted by applicable laws, rules and regulatory interpretations, shall provide, or shall cause a third party to provide, information and services for the benefit of each Fund’s shareholders, including investor services and administrative assistance.

(b)(v)

The Investment Manager shall pay, at the expense of the Investment Manager, the following persons to provide services to each Fund: (i) a custodian or custodians, and a foreign custody manager or foreign custody managers, if needed, to provide for the safekeeping of the Fund’s assets; (ii) an administrator for the Fund; (iii) a transfer agent for the Fund; (iv) a fund accountant for the Fund; and (v) legal counsel for the Fund in connection with the ordinary course of the Fund’s business. The Investment Manager agrees to be party to the agreements between the Funds and the service providers referenced in this Section 2(b)(v) solely for the purpose of paying the fees to be paid to such service providers.

3.	Fees.

Each Fund will pay to the Investment Manager, as compensation for the services rendered, facilities furnished, and expenses borne by the Investment Manager hereunder, a unified management fee (“Unified Management Fee”). The Unified Management Fee is accrued daily and payable monthly. The Unified Management Fee is calculated at the annual rate of each Fund’s average daily total assets less total liabilities as set forth on Schedule A. In the event the Investment Manager is not acting as such with respect to a Fund for an entire month, the Unified Management Fee payable by such Fund for the month shall be prorated to reflect the portion of the month in which the Investment Manager is acting as such under this Agreement. For the avoidance of doubt, the Investment Manager may, within its discretion, from time to time, waive and/or otherwise limit any portion of its fees and may pay to or reimburse a Fund for any other expenses of such Fund for any time period. In addition, the Investment Manager may recoup such fees and expenses in subsequent periods as may be disclosed to shareholders and approved by the Board of Trustees of the Trust.

4.	Expenses.

(a)

The Investment Manager shall pay all expenses of each Fund other than the expenses set forth in Section 4(b) below. The Investment Manager shall bear its own operating and overhead expenses attributable to: its duties hereunder (such as salaries, bonuses, rent, office and administrative expenses, depreciation and amortization, and auditing expenses).

(b)

Each Fund will bear the following expenses: the Unified Management Fee; ordinary and recurring investment expenses, including all fees and expenses directly related to portfolio transactions and positions for such Fund’s account (including brokerage, clearing, and settlement costs), interest charges, custody or other expenses attributable to negative interest rates on investments or cash, borrowing and other investment-related costs and fees including interest and commitment fees, short dividend expense, acquired fund fees and expenses, and taxes, expenses incurred in connection with any distribution plan adopted by the Trust in compliance with Rule 12b-1 under the Investment Company Act, including distribution fees; litigation and indemnification expenses, judgments and expenses not incurred in the ordinary course of the Fund’s business.

(c)

The Investment Manager will place orders either directly with the issuer or with brokers or dealers selected by the Investment Manager. In the selection of such brokers or dealers and the placing of such orders for each Fund, the Investment Manager will use its best efforts to obtain the most favorable price and execution available, except to the extent it may be permitted to pay higher brokerage commissions for brokerage and research services as described below. In using its best efforts to obtain for each Fund the most favorable price and execution available, the Investment Manager, bearing in mind such Fund’s best interests at all times, will consider all factors it deems relevant, including by way of illustration, price, the size of the transaction, the nature of the market for the security, the amount of the commission, the timing of the transaction taking into account market prices and trends, the reputation, experience and financial stability of the broker or dealer involved and the quality of service rendered by the broker or dealer in other transactions. The Investment Manager will not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused a Fund to pay a broker or dealer that provides brokerage and research services to the Investment Manager an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Investment Manager determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Investment Manager’s overall responsibilities with respect to a Fund and/or to other clients of the Investment Manager as to which the Investment Manager exercises investment discretion. In no instance, however, will a Fund’s portfolio securities be purchased from or sold to the Investment Manager, or any “affiliated person” thereof, except to the extent permitted by the Securities and Exchange Commission or by applicable law.

5.	Other Activities and Investments.

(a)

The Investment Manager and its affiliates and any of their respective members, partners, officers, and employees shall devote so much of their time to the affairs of the Funds as in the judgment of the Investment Manager the conduct of its business shall reasonably require, and none of the Investment Manager or its affiliates shall be obligated to do or perform any act or thing in connection with the business of the Funds not expressly set forth herein.

(b)

The services of the Investment Manager to the Funds are not to be deemed exclusive, and the Investment Manager is free to render similar services to others so long as its services to the Funds are not impaired thereby. To the extent that affiliates of, or other accounts managed by, the Investment Manager invest in underlying funds or other investment opportunities that limit the amount of assets and the number of accounts that they will manage, the Investment Manager may be required to choose between a Fund and other accounts or affiliated entities in making allocation decisions. The Investment Manager will make allocation decisions in a manner it believes to be equitable to each account. It is recognized that in some cases this may adversely affect the price paid or received by a Fund or the size or position obtainable for or disposed by a Fund. Nothing herein contained in this Section 5 shall be deemed to preclude the Investment Manager or its affiliates from exercising investment responsibility, from engaging directly or indirectly in any other business or from directly or indirectly purchasing, selling, holding or otherwise dealing with any securities of underlying funds or other investment opportunities for the account of any such other business, for their own accounts, for any of their family members or for other clients.

(c)

It is understood that any of the shareholders, Trustees, officers and employees of a Fund may be a shareholder, director, officer or employee of, or be otherwise interested in, the Investment Manager, and in any person controlled by or under common control with the Investment Manager, and that the Investment Manager and any person controlled by or under common control with the Investment Manager may have an interest in a Fund. It is also understood that the Investment Manager and any person controlled by or under common control with the Investment Manager may have advisory, management, service or other contracts with other organizations and persons and may have other interests and business.

6.	Reports and Other Information.

(a)

Each Fund and the Investment Manager agree to furnish to each other, if applicable, current prospectuses, proxy statements, reports to shareholders, certified copies of their financial statements, and such other information with respect to their affairs as each may reasonably request. The Investment Manager further agrees to furnish to each Fund, if applicable, the same such documents and information pertaining to any sub-adviser as such Fund may reasonably request.

(b)

Any records required to be maintained and preserved under CFTC rules and guidance and pursuant to the provisions of Rule 31a-1 and 31a-2 under the Investment Company Act which are prepared or maintained by the Investment Manager (or any sub-adviser or administrator) on behalf of a Fund are the property of such Fund and will be surrendered promptly to such Fund on request. The Investment Manager further agrees to preserve the necessary records in accordance with applicable law.

7.	Scope of Liability; Indemnification.

(a)

In the absence of willful misfeasance, bad faith or gross negligence on the part of the Investment Manager and any Investment Manager Affiliate, or reckless disregard of its obligations and duties hereunder, the Investment Manager and any Investment Manager Affiliate shall not be subject to any liability to any Fund or to any shareholder of any Fund, for any act or omission in the course of, or connected with, rendering services hereunder. Each Fund shall, to the fullest extent permitted by law, indemnify and save harmless the Investment Manager, any Investment Manager Affiliate, their affiliates and any of their respective partners, members, directors, officers, employees or shareholders (the “Indemnitees”) from and against any and all claims, liabilities, damages, losses, costs and expenses, that are incurred by any Indemnitee and that arise out of or in connection with the performance or non-performance of or by the Indemnitee of any of the Investment Manager’s or Investment Manager Affiliate’s responsibilities hereunder, provided that an Indemnitee shall be entitled to indemnification hereunder only if the Indemnitee acted in good faith and in a manner the Indemnitee reasonably believed to be in or not opposed to the best interests of such Fund; provided, however, that no Indemnitee shall be indemnified against any liability to any Fund or its shareholders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the Indemnitee’s duties under this Agreement (“disabling conduct”). An Indemnitee is entitled to indemnification hereunder only upon (i) a final decision on the merits by a court or other body before whom the proceeding was brought that the Indemnitee was not liable by reason of disabling conduct or, (ii) in the absence of such a decision, a reasonable determination, based upon a review of readily available facts (as opposed to a full trial-type inquiry), that the Indemnitee was not liable by reason of disabling conduct by either (A) the vote of a majority of a quorum of the Trustees of the Trust who are neither “interested persons” of the applicable Fund nor parties to the proceeding or (B) legal counsel selected by a vote of a majority of the Board of Trustees of the Trust, further provided that such counsel’s determination be written and provided to the Board of Trustees.

(b)

Expenses, including reasonable counsel fees incurred by the Indemnitee (but excluding amounts paid in satisfaction of judgments, in compromise or as fines or penalties), shall be paid from time to time by a Fund in advance of the final disposition of a proceeding upon receipt by the Fund of an undertaking by or on behalf of the Indemnitee to repay amounts so paid to such Fund if it is ultimately determined that indemnification of such expenses is not authorized under this Agreement. As used in this Agreement, the term “interested person” shall have the same meaning set forth in the Investment Company Act.

8.	Independent Contractor.

For all purposes of this Agreement, the Investment Manager shall be an independent contractor and not an employee or dependent agent of any Fund; nor shall anything herein be construed as making any Fund a partner or co-venturer with the Investment Manager or any of its affiliates or clients. Except as provided in this Agreement, the Investment Manager shall have no authority to bind, obligate or represent any Fund.

9.	Term; Termination; Renewal.

With respect to each Fund individually, this Agreement shall become effective as of the date of its execution by both the Investment Manager and the Trust on behalf of such Fund, and

(a)

unless otherwise terminated, this Agreement shall continue in effect for two years from the date of such execution, and from year to year thereafter so long as such continuance is specifically approved at least annually (i) by the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of the applicable Fund, and (ii) by vote of a majority of the members of the Board of Trustees of the Trust who are not “interested persons” of the Trust or the Investment Manager, cast in person at a meeting called for the purpose of voting on such approval;

(b)

this Agreement may at any time be terminated on sixty (60) days’ written notice to the Investment Manager either by vote of the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of such Fund;

(c)	this Agreement shall automatically terminate in the event of its assignment; and

(d)	this Agreement may be terminated by the Investment Manager on sixty (60) days’ written notice to such Fund.

Termination of this Agreement pursuant to this Section 9 shall be without the payment of any penalty. For purposes of this Section 9, the terms “assignment,” “interested persons,” and “vote of a majority of the outstanding voting securities” shall have their respective meanings defined in the Investment Company Act, subject, however, to such exemptions or no-action positions as may be granted by the Securities and Exchange Commission or its staff under the Investment Company Act.

10.	Amendment; Modification; Waiver.

With respect to the Trust, this Agreement shall not be amended, nor shall any provision of this Agreement be considered modified or waived, unless evidenced by a writing signed by the parties hereto, and in compliance with applicable provisions of the Investment Company Act; provided, however: Schedule A listing the series of the Trust to which the Investment Manager provides services under this Agreement and the corresponding Unified Management Fee payable by such series may be amended from time to time to add or delete one or more series, by the execution and delivery by the Trust of an amended Schedule A to the Investment Manager, and the execution of such amended Schedule A by the Investment Manager.

11.	Use of the Name “Stone Ridge.”

The Trust acknowledges and agrees that, as between it and the Investment Manager, the Investment Manager owns and controls the term “Stone Ridge.” The Investment Manager grants to the Trust a royalty-free, non-exclusive license to use the name “Stone Ridge” in its name for the duration of this Agreement and any extensions or renewals thereof. Such license may, upon termination of this Agreement, be terminated by the Investment Manager with respect to the Trust, in which event the Trust shall promptly take whatever action may be necessary (including calling a meeting of the Trust’s Board of Trustees) to change its name and to discontinue any further use of the name “Stone Ridge” in the name of the Trust or otherwise. The name “Stone Ridge” may be used or licensed by the Investment Manager in connection with any of its activities or licensed by the Investment Manager to any other party.

12.	License to Proprietary Technology.

The Investment Manager owns and controls certain intellectual property rights to certain inventions relating to proprietary structures, models, methodologies, and strategies used in connection with the Funds and described in one or more pending patent applications (collectively, the “Proprietary Technology”). The Trust and each Fund acknowledges and agrees that, as between it and the Investment Manager, the Investment Manager owns and controls the Proprietary Technology. The Investment Manager grants to the Trust and each Fund a royalty-free, non-exclusive license to use the Proprietary Technology for the duration of this Agreement with respect to the Trust and each Fund, and any extensions or renewals thereof, solely in connection with the operation, management, and administration of the Trust and each Fund. Such license shall, immediately upon termination of this Agreement with respect to the Trust and each Fund, be deemed terminated with respect to the Trust and each Fund by the Investment Manager, in which event the Trust and each Fund shall promptly take whatever action may be necessary (including calling a meeting of the Trust’s Board of Trustees or the Fund’s shareholders) to discontinue any use of the Proprietary Technology in connection with the Trust and each Fund.

13.	Notices.

Except as otherwise provided herein, all communications hereunder shall be in writing and shall be delivered by mail, hand delivery or courier, or sent by facsimile or electronically to the requisite party, at its address as specified by such party.

14.	Governing Law.

This Agreement shall be governed by and construed in accordance with the substantive laws of the State of New York which are applicable to contracts made and entirely to be performed therein, without regard to the place of performance hereunder.

15.	Fund Obligations.

This Agreement is made by the Trust, on behalf of its Funds, and executed on behalf of the Trust by an officer of the Trust, and the obligations created hereby are not binding on any of the shareholders, Trustees, employees or agents, whether past, present, or future, of the Trust or each Fund individually, but with respect to the Trust and each Fund bind only the assets and property of such Fund.

16.	Counterparts.

This Agreement may be executed in multiple counterparts all of which counterparts together shall constitute one agreement.

17.	Severability.

In the event that this Agreement is terminated with respect to one or more of the Funds but not all Funds, this Agreement will continue in full force and effect with respect to each other Fund to which such termination does not relate.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

STONE RIDGE ASSET MANAGEMENT LLC

By:	/s/ Ross Stevens
Name: Ross Stevens
Title: Chief Executive Officer

The Trust, with respect to each Fund, as listed on Schedule A

By:	/s/ Lauren D. Macioce
Name: Lauren D. Macioce
Title: Secretary

SCHEDULE A

to the Amended and Restated Investment Management Agreement between Stone Ridge Asset

Management LLC and the series of Stone Ridge Trust listed herein

(Dated December 13, 2024)

The Unified Management Fee rate payable by each Fund listed in the table below shall be 0.50% until such Fund’s Unified Management Fee Reduction Date as set forth below, upon which the Unified Management Fee rate payable by each such Fund shall be 0.25%:

Fund Name	Date of agreement execution with respect to each series:	Unified Management Fee Reduction Date:
Stone Ridge 2048 Longevity Income ETF	July 17, 2024	January 1, 2029
Stone Ridge 2049 Longevity Income ETF	July 17, 2024	January 1, 2030
Stone Ridge 2050 Longevity Income ETF	July 17, 2024	January 1, 2031
Stone Ridge 2051 Longevity Income ETF	July 17, 2024	January 1, 2032
Stone Ridge 2052 Longevity Income ETF	July 17, 2024	January 1, 2033
Stone Ridge 2053 Longevity Income ETF	July 17, 2024	January 1, 2034
Stone Ridge 2054 Longevity Income ETF	July 17, 2024	January 1, 2035
Stone Ridge 2055 Longevity Income ETF	July 17, 2024	January 1, 2036
Stone Ridge 2056 Longevity Income ETF	July 17, 2024	January 1, 2037
Stone Ridge 2057 Longevity Income ETF	July 17, 2024	January 1, 2038
Stone Ridge 2058 Longevity Income ETF	July 17, 2024	January 1, 2039
Stone Ridge 2059 Longevity Income ETF	July 17, 2024	January 1, 2040
Stone Ridge 2060 Longevity Income ETF	July 17, 2024	January 1, 2041
Stone Ridge 2061 Longevity Income ETF	July 17, 2024	January 1, 2042
Stone Ridge 2062 Longevity Income ETF	July 17, 2024	January 1, 2043
Stone Ridge 2063 Longevity Income ETF	July 17, 2024	January 1, 2044
Stone Ridge 2048 Inflation-Protected Longevity Income ETF	July 17, 2024	January 1, 2029
Stone Ridge 2049 Inflation-Protected Longevity Income ETF	July 17, 2024	January 1, 2030
Stone Ridge 2050 Inflation-Protected Longevity Income ETF	July 17, 2024	January 1, 2031
Stone Ridge 2051 Inflation-Protected Longevity Income ETF	July 17, 2024	January 1, 2032
Stone Ridge 2052 Inflation-Protected Longevity Income ETF	July 17, 2024	January 1, 2033
Stone Ridge 2053 Inflation-Protected Longevity Income ETF	July 17, 2024	January 1, 2034
Stone Ridge 2054 Inflation-Protected Longevity Income ETF	July 17, 2024	January 1, 2035
Stone Ridge 2055 Inflation-Protected Longevity Income ETF	July 17, 2024	January 1, 2036
Stone Ridge 2056 Inflation-Protected Longevity Income ETF	July 17, 2024	January 1, 2037

Stone Ridge 2057 Inflation-Protected Longevity Income ETF	July 17, 2024	January 1, 2038
Stone Ridge 2058 Inflation-Protected Longevity Income ETF	July 17, 2024	January 1, 2039
Stone Ridge 2059 Inflation-Protected Longevity Income ETF	July 17, 2024	January 1, 2040
Stone Ridge 2060 Inflation-Protected Longevity Income ETF	July 17, 2024	January 1, 2041
Stone Ridge 2061 Inflation-Protected Longevity Income ETF	July 17, 2024	January 1, 2042
Stone Ridge 2062 Inflation-Protected Longevity Income ETF	July 17, 2024	January 1, 2043
Stone Ridge 2063 Inflation-Protected Longevity Income ETF	July 17, 2024	January 1, 2044

The Unified Management Fee rate payable by each Fund listed in the table below shall be 0.50%:

Fund Name	Date of agreement execution with respect to each series:
Stone Ridge Durable Income ETF	December 13, 2024

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Schedule A to the Amended and Restated Investment Management Agreement as of the day and year set forth above.

STONE RIDGE ASSET MANAGEMENT LLC

By:	/s/ Ross Stevens
Name: Ross Stevens
Title: Chief Executive Officer

STONE RIDGE TRUST, on behalf of each Fund

By:	/s/ Lauren D. Macioce
Name: Lauren D. Macioce
Title: Secretary